Exhibit 4.17

THE SECURITY REPRESENTED HEREBY AND THE EQUITY SECURITIES THAT MAY BE ISSUED UPON THE CONVERSION OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, ASSIGNED OR TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR ANY SUCH SECURITY UNDER THE SECURITIES ACT OF 1933 UNLESS THE COMPANY HAS RECEIVED THE WRITTEN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH SALE, ASSIGNMENT OR TRANSFER DOES NOT INVOLVE A TRANSACTION REQUIRING REGISTRATION OF ANY SUCH SECURITY UNDER THE SECURITIES ACT OF 1933.

TRANSFER OF THE SECURITY REPRESENTED HEREBY IS RESTRICTED.

12% CONVERTIBLE PROMISSORY NOTE
INVEA THERAPEUTICS, INC.

$150,000	January 31, 2025

The undersigned, Invea Therapeutics, Inc., a Delaware corporation (the “Company”), promises to pay to The Nandabalan 2020 Trust (the “Holder”) the principal sum of One Hundred Fifty Thousand Dollars ($150,000) with simple interest due on the unpaid balance at the rate of twelve percent (12%) per annum. Interest will accrue and, unless paid earlier by the Company or otherwise converted as provided for herein, will be paid by the Company in cash upon any repayment of the principal amount of this Note. All interest will accrue and be calculated on the basis of the actual number of days elapsed and a 365-day year. No principal or accrued interest shall be due or payable until February 1, 2026 (the “Maturity Date”), whereupon all unpaid principal and accrued interest shall become due and payable. Any payments shall be made at the Holder’s address reflected on the Company’s records or at such other place as the Holder may designate in writing, and such payments and any other sum due hereunder shall be made in lawful money of the United States of America.

1. Prepayment. This Note and any other Note may be prepaid in whole or in part only with the prior written consent of the holders of the Notes having an aggregate principal amount representing a majority of the aggregate principal amount of all Notes then-outstanding (the “Requisite Holders”). All prepayment payments shall be applied first to accrued but unpaid interest and then to unpaid principal.

2. Mandatory Conversion upon a Qualified Equity Offering.

(a) The Note and all amounts due hereunder shall automatically be converted into shares of capital stock of the Company without any further action on the part of the Holder, in connection with the sale of shares of capital stock of the Company to one or more third parties in one or more related transactions negotiated at arm’s length, which are completed after the date hereof while this Note remains outstanding, pursuant to which the Company receives aggregate cash proceeds equal to at least $20,000,000, excluding, for purposes of calculating such amount, all unpaid principal and accrued interest due under the Notes or any other outstanding indebtedness that is subject to conversion, at a pre-money valuation of the Company of at least $75,000,000 (such sale, a “QEO”).

(b) In connection with any mandatory conversion pursuant to Section 2(a), the conversion price shall be an amount (the “QEO Conversion Price”) equal to the lesser of: (i) 85% of the price per share paid in the QEO (excluding any discounted prices paid in connection with the conversion of outstanding indebtedness); or (ii) the price (the “Capped Conversion Price”) determined by dividing $75,000,000 (the “Valuation Cap”) by the number of shares of capital stock of the Company issued and outstanding immediately prior to the initial closing of the QEO (including as outstanding any shares of capital stock issuable pursuant to outstanding options, warrants, or other rights to purchase shares of capital stock of the Company, but excluding the Notes and any other indebtedness convertible into equity securities in connection with the QEO). The number of shares of capital stock issuable upon conversion of this Note in connection with any conversion pursuant to Section 2(a) shall be determined by dividing the unpaid principal and accrued interest balance due under the Note by the QEO Conversion Price.

(c) The shares of capital stock that this Note will convert into in connection with a mandatory conversion pursuant to this Section 2 will be of the same class or series as the shares of capital stock issued by the Company to the third-party investors in the QEO (“QEO Securities”). Notwithstanding the foregoing, the Company may, solely at its option, elect to convert the Note into a newly created series of shares of capital stock (the “Sister Class Equity”, and together with the QEO Securities, collectively, “Conversion Shares”) having identical rights, privileges, preferences, and restrictions as, and ranking pari passu with, the QEO Securities issued in the QEO, and otherwise on the same terms and conditions, other than with respect to (if applicable): (i) having a per-share liquidation preference, and a conversion price for purposes of any price-based anti-dilution protection, which will initially be equal to the QEO Conversion Price (so long as the Sister Class Equity is convertible into the same number of shares of capital stock as the QEO Securities on a per-share basis on the date of issuance); and (ii) any per-share distribution or dividend will be the same percentage of the QEO Conversion Price as the percentage of any per-share distribution or dividend of the investors in the QEO relative to the purchase price paid by the investors in such QEO. In connection with any QEO that results in a conversion of the Note pursuant to this Section, the Company agrees that it shall authorize sufficient Conversion Shares to accommodate the conversion of this Note. Furthermore, if the Company issues warrants or any other rights to purchase additional equity securities of the Company in connection with a QEO, the Company will issue like warrants or other rights to the Holder to purchase such additional equity securities in a ratable amount in proportion to the amounts converted under the Note and the aggregate amount of cash proceeds received by the Company in connection with the QEO, together with the aggregate amounts converted pursuant to the Notes.

(d) Upon conversion of this Note pursuant to this Section 2, the Holder shall surrender this Note, duly endorsed, at the principal office of the Company and the Company shall, at its expense, upon receipt of this Note, duly endorsed, promptly deliver or cause to be delivered to the Holder certificate(s) or notice(s) of (bearing such legends as may be required) representing that number of fully paid and non-assessable Conversion Shares into which this Note may be converted, and any other securities or property to which the Holder may be entitled to receive upon conversion of this Note. The conversion of this Note shall be deemed to have been made on the date of the initial closing of the QEO and the Holder shall be treated for all purposes as the record holder of such Conversion Shares as of such date. Notwithstanding the foregoing, Holder shall execute and deliver to the Company any documents required to be executed and delivered by the investors purchasing the QEO Securities in the QEO (the “Transaction Documents”). In connection with any conversion of this Note, Holder hereby further agrees to execute and deliver to the Company a signature counterpart to or joinder to any voting agreement, operating agreement, stockholders’ agreement, or transfer restriction agreements that may exist and be in effect at the time of exercise, between the Company and the holders of at least 75% of the Company’s then-outstanding shares of capital stock (“Stockholder Agreements”), and all shares of capital stock issued to the Holder hereunder shall be subject to and bound by the terms, conditions and restrictions contained in such Stockholder Agreements. To the extent Conversion Shares are subject to such agreements, any certificates or notices of issuance evidencing such Conversion Shares may contain restrictive legends as provided for therein. The Holder agrees that the Company’s obligation to issue and deliver certificates or notices of issuance evidencing the Conversion Shares to the Holder pursuant to this Section 2(d) is conditioned upon the Holder’s execution and delivery of the Transaction Documents and any Stockholder Agreements.

3. Voluntary Conversion.

(a) To the extent not otherwise converted or paid in full, subject to the terms and provisions hereof, the Holder shall have the right, at its option, to convert (the “Voluntary Conversion Privilege”) on the Maturity Date, all unpaid principal and accrued and unpaid interest due hereunder into the Company’s hereunder into shares of the Company’s common stock, par value $0.0001 (the “Common Stock”), or if such Common Stock is exchanged or converted into another class or series of equity interests, that class or series of equity interests (or a substantially similar class that differs solely by having a liquidation preference based on the Voluntary Conversion Price (as defined below)), at a conversion price equal to the Voluntary Conversion Price. The “Voluntary Conversion Price” will be an amount equal to the Valuation Cap divided by the total number of shares of the Company’s capital stock outstanding immediately prior to such conversion on the Maturity Date, determined on a fully diluted basis treating all issued options, warrants or other convertible securities, as exercised or converted, but excluding any outstanding indebtedness that is convertible into equity, including, without limitation, the Notes.

(b) The Voluntary Conversion Privilege shall be exercised, if at all, by surrender of the Note, duly endorsed, to the Company at its principal office, together with a written notice of election to convert executed by the Holder (hereinafter referred to as the “Conversion Notice”) to convert all amounts due under the Note, and the Company shall, at its expense, upon receipt of this Note, duly endorsed, promptly deliver or cause to be delivered to the Holder a certificate or certificates (or notices of issuance, if not certificated), bearing such legends as may be required, representing that number of shares of capital stock into which this Note shall have converted in accordance with Section 3(a). If the Holder fails to elect to exercise the Voluntary Conversion Privilege on the Maturity Date, by providing written notice to the Company prior to the Maturity Date, the Holder acknowledges that the Company may pay all amounts due hereunder on or after the Maturity Date, and upon such payment the Voluntary Conversion Privilege will immediately terminate.

(c) As a condition to and simultaneously with any exercise of the Voluntary Conversion Privilege, the Holder hereby agrees to execute and deliver to the Company a signature counterpart to or joinder to any Stockholder Agreements, and all shares of capital stock issued to the Holder hereunder shall be subject to and bound by the terms, conditions and restrictions contained in such Stockholder Agreements. To the extent shares of the Company’s capital stock are subject to such agreements, certificates evidencing such shares of capital stock may contain restrictive legends as provided for therein.

4. Corporate Transaction. If the Company consummates a Corporate Transaction prior to any conversion of this Note, then, at the closing of such Corporate Transaction, the Company shall pay to each holder of a Note an amount equal to the greater of: (i) the outstanding principal balance and any unpaid accrued interest on such Note; or (ii) the amount to which the holder of such Note would have been entitled to receive in connection with the Corporate Transaction had the aggregate principal balance and any unpaid accrued interest been converted into shares of common stock at the Capped Conversion Price as of immediately prior to such Corporate Transaction. A “Corporate Transaction” shall mean (i) a sale by the Company of substantially all of its assets; (ii) the consummation of a transaction, or series of related transactions, in which at least 50% of the Company’s issued and outstanding voting equity securities (but specifically excluding newly issued equity securities in a financing transaction) are sold in an arms’-length transaction to an unaffiliated third-party, or group of related third parties, who are not related to or otherwise affiliated with Company’s equity holders or an Excluded Entity; (iii) a merger, consolidation or other similar reorganization of the Company with or into another entity (other than an Excluded Entity) pursuant to which the holders of the Company’s outstanding equity securities fail to own or control more than 50% of the outstanding equity securities of the any surviving or resulting entity; or (iv) any transaction or series of related transactions resulting in a liquidation, dissolution or winding up of the Company. Notwithstanding the foregoing, a transaction shall not constitute a Corporate Transaction if its purpose is to (A) change the jurisdiction of the Company’s organization, or (B) create a holding company that will be owned in substantially the same proportions by the persons who hold the Company’s securities immediately before such transaction. An “Excluded Entity” means a corporation or other entity of which the holders of voting equity securities of the Company outstanding immediately prior to such transaction are the direct or indirect holders of voting securities representing a majority of the votes entitled to be cast by all of such corporation’s or other entity’s voting securities outstanding immediately after such transaction.

5. Fractional Shares. No fractional shares of capital stock or scrip representing fractional shares of capital stock shall be issued upon the conversion of this Note. If any fractional interest in a share would, except for the provision of this Section be delivered upon the conversion of this Note, the Company shall, in lieu of delivering a fractional share therefor, pay the Holder of such surrendered Note an amount in cash determined by multiplying such fractional interest by the per-share conversion price, as applicable.

6. Default. If any of the following events shall occur (each, an “Event of Default”):

(a) the failure of the Company to pay any amount due under the Note when due;

(b) the Company materially breaches the terms of this Note and such breach is not cured within thirty (30) days following written notice thereof by the Requisite Holders;

(c) a court having valid jurisdiction shall enter a decree or order for relief in respect of the Company in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

(d) the discontinuation of business activities of the Company or the Company’s commencement of a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Company or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall take any corporate action in furtherance of any of the foregoing.

then and in any such event the Requisite Holders may at any time by written notice to the Company, declare the Notes to be due and payable, whereupon the same shall forthwith mature and become due and payable without presentment, demand, protest or other notice, all of which are hereby waived.

7. Restrictions on Transfer. This Note may not be transferred.

8. Amendments; Waivers. This Note may only be amended: (a) pursuant to a written instrument duly executed by the Holder and the Company; provided, however, that such amendment shall not materially benefit the Holder in relation to the other holders of the Notes; or (b) by a written instrument that amends all the outstanding Notes in a like manner that is executed by the Requisite Holders and the Company. Any of the Holder’s rights hereunder may be waived: (i) by a written instrument duly executed by the Holder and the Company; or (ii) by a written instrument that waives the rights of all the holders of all the outstanding Notes in a like manner, that is executed by the Requisite Holders and the Company. No delay or omission on the part of the Holder in exercising any right under this Note shall operate as a waiver of such right or of any other right of the Holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion.

9. Notices. Any request, demand, authorization, direction, notice, consent, waiver, or other document provided or permitted by this Note to be made upon, given or furnished to, or filed with Company shall be sufficient for every purpose hereunder if in writing and mailed, registered or certified mail, postage prepaid, to Company, addressed to it at the office of the Company at 2614 Boston Post Road Suite 33B Guilford, CT 06437

10. No Voting or Other Rights. This Note does not entitle the Holder to any voting rights or other rights as an equity holder of the Company, unless and until (and only to the extent that) this Note is actually converted into shares of capital stock in accordance with its terms. In the absence of conversion of this Note as set forth herein, no provisions of this Note and no enumeration herein of the rights or privileges of Holder, shall cause Holder to be a stockholder of the Company for any purpose.

11. Other Provisions.

(a) Headings. The section headings herein are for convenience only and shall not affect the construction hereof, and the words “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Note as a whole and not to any particular section or other subdivision.

(b) Governing Law; Exclusive Jurisdiction. This Note shall be governed by and construed under the internal laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within the State of Delaware, without reference to principles of conflict of laws or choice of laws. In the event that any action, suit or other proceeding is brought to interpret, enforce, or obtain relief in connection with the occurrence of any Event of Default, or which otherwise arises from, or is connected with, the subject matter of this Note, such action may be brought exclusively in the state court or federal courts located within the State of Maryland.

(c) Waiver of Notice and Presentment. The Company and all endorsers of this Note hereby waive notice, presentment, protest and notice of dishonor.

(d) Attorney’s Fees. In the event any party is required to engage the services of an attorney for the purpose of enforcing this Note, or any provision thereof, the prevailing party shall be entitled to recover its reasonable expenses and costs in enforcing this Note, including attorneys’ fees.

(e) Successors and Assigns. This Note is binding upon the successors or assigns of the Company and shall inure to the benefit of the successors and assigns of the Holder.

(f) Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, then such provision(s) shall be excluded from this Note to the extent they are held to be unenforceable and the remainder of the Note shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

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IN WITNESS WHEREOF, the Company has caused this Note to be executed in its corporate name by its duly authorized officer and to be dated as of the day and year first above written.

INVEA THERAPEUTICS, INC

By:	/s/ Michael Aiello
Name:	MICHAEL AIELLO
Title:	CHIEF FINANCIAL OFFICER

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